Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements on Form S-8 of Pfizer Inc. dated November 18, 1991 (No. 33-44053), March 1, 2007 (No. 333-140987) and October 16, 2009 (No. 333-162520) of our report dated June 16, 2025, with respect to the financial statements of the Pfizer Savings Plan for Employees Resident in Puerto Rico.
/s/ KPMG LLP
Memphis, Tennessee
June 16, 2025